Exhibit 10.2

Business Development Agreement

BUSINESS DEVOPMENT AGREEMENT entered into this 18th day of January 2007, by and between The Blackhawk Fund, (the “Company”) and Maximum Impact Group Inc., (“Client”).

WHEREAS, the Company desires the Business Development services of Client in the areas of Media Creation, Business Strategy and Media Marketing for the Company (the “Services”) in connection the Company’s business.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Provision of Services

Duties of Client, The Client will provide such services and advice to the Company so as to create a total of 10 Media Properties over the next 12 months, which will be television/DVD quality. Client shall provide the methods of marketing such Media Properties via Cable Television, Online Video Magazines and DVDs. Client shall provide advertising sponsors for each Media Property produced. Client shall ensure that all revenue generated from each media property is received and recorded by The Company.

1.1

Duties of Company, the Company shall provide assistance to Client in implementing the marketing and production of the respective Media Properties and provide accurate, factual information to Client at all times. The Company shall provide a separate division and bank account, solely dedicated to the development and growth of the Media Business. The Company shall create the Offering Document associated with raising capital and bear the expense for such services.

2. Issuance of Stock

In consideration of services rendered to date and to be rendered during the Term, the Company shall issue to Client 15 million shares of The Company’s common stock, which shall bear a 144 restrictive legend. The shares shall be delivered within 3 business days of the first Media Property producing revenue. The Company also agrees to pay Client $25,000 in cash which is payable upon commencement of revenue generated from the Media Properties being developed.

1

3 Property

All Media Properties produced by Client shall become the property of The Company upon issuance of shares, Pursuant to item 2. The Company shall have all rights to the Media Properties developed for The Company.

4 Compensation

Revenue received from the Media Properties developed shall be deposited into The Company’s Media account and be disbursed in the following manner: First, a total commission of 20% paid to the sales agent. Second, a production cost, not to exceed 40% of the gross revenue received. The remaining profit will be divided 40% to Client, 15% to Bonenberger, 15% to Fouch and the remaining 30% retained by the Company. Furthermore, The Blackhawk Fund will retain 20% of the Net funds received from revenue of additional Media Properties produced by Maximum Impact Television Group.

4.1 Capital Raised by Client shall be disbursed as follows: 15% to Client, 15% to Company and 70% to be used towards the Media Properties developed for The Company.

5. Term

The term of this Agreement shall be for 5 years. In the event that the Client and Company wish to terminate Agreement sooner, a written understanding upon mutual agreement will be required. If any one or more provisions herein shall for any reason be held o be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

6 Net Assignment

Client’s obligations hereto with respect to provision of Services shall not be assignable to any other person without the express written consent of the Company.

7. Miscellaneous

This Agreement (i) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior understandings and agreements as to such subject matter; (ii) may be amended or modified only by a writing executed by the party against whom enforcement is sought; (iii) shall inure to the benefit of and be binding upon the respective heirs, administrators, personal representatives, successors and assigns of the parties hereto; and (iv) shall be governed by and construed in accordance with the laws of California.

2

IN WITNESS WHEREOF, the parties have executed this Business Development Agreement as of the date and year first above written.

CLIENT: Maximum Impact Television Group

/s/ Michael Henry, CEO
Name

COMPANY: The Blackhawk Fund

/s/ Brent Fouch, CFO
Name, Position

3